Exhibit 10.7

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and confidential.

CONFIDENTIAL

Industrial Cooperation Research

Agreement

National Applied Research
Laboratories

and

Advanced Biomed Inc. (Taiwan)

Design and Verification for Pilot Run of
Thin-layer nano-channel Fabrication (II)

Contract No.: [***]

Execution period: August 1, 2022 to July 31, 2023

Confidential

Industrial Cooperation Research Agreement

Advanced Biomed Inc. (Taiwan) (hereinafter referred to as "Party A") and Taiwan Semiconductor Research Institute of National Applied Research Laboratories (hereinafter referred to as "Party B"). Party A and Party B cooperate on “Design and Verification for Pilot Run of Thin-layer nano-channel Fabrication (II)” Study, and hereby makes this agreement and agree to the following conditions:

Article 1: Both parties agree

Party A agrees to entrust Party B and Party B agrees to accept party A to conduct the “Design and Verification for Pilot Run of Thin-layer nano-channel Fabrication (II)” (hereinafter referred to as “the Study” and “the Agreement”) in accordance with the terms herein.

Article 2: Research content

The contents of this study are included in the annex “Design and Verification for Pilot Run of Thin-layer nano-channel Fabrication (II)” (hereinafter referred to as the “Agreement”).

Article 3: Study period

The implementation period of this study is one year from August 1, 2022 to July 31, 2023.

Article 4: Research progress

1.	Party B shall support the study according to the schedule agreed in the Agreement.

2.	The form of the research report shall be written according to the format determined by both parties.

3.	If Party A has to change the contents of the Agreement due to actual needs, it shall put forward the comparison table between the proposed changed project and the project of the Agreement, the impact on the Agreement funds and the completion time, and state the reasons, and the change shall be made with the written consent of Party B. The increased Agreement funds due to the Agreement change shall be paid by Party A, and the amount shall be separately agreed upon by both parties in accordance with the principle of good faith.

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Confidential

Article 5: Research costs

The total cost of this study is NTD (the same below) 1,300,000 (tax included), as detailed in the Agreement.

Article 6: Payment method

The research fee shall be paid to Party B by Party A in two periods according to the following conditions:

1.	After the effective date of this agreement, the first installment of NT$ 650,000 shall be paid before August 31, 2022.

2.	The second installment of NT$ 650,000 will be paid within 30 days after 7 months since the commencement of the project.

3.	Party B shall, after the effective date of this agreement, deliver the invoice of each installment to Party A within the time specified in this agreement for payment.

4.	The above payment shall be handled by the tax withholding reporting authority in accordance with the provisions of the tax law at that time.

Article 7: Expenditure voucher

Party B shall properly keep all the original vouchers of expenses related to this study. If Party A needs to check, photocopy and copy the aforesaid vouchers, Party B shall provide all necessary assistance to the personnel assigned by Party A.

Article 8: Confidentiality obligation

1.	The parties agree that during the execution of the Agreement and after the completion, neither party shall not publish the research results of the Agreement, the reports, files, charts, data, and the knowledge of the business and technical information, or in any other way.

2.	Party A agrees that Party B shall use and disclose the written consent of Party A for the academic creation of any relevant materials developed by Party A (the consent shall not be rejected without justifiable reasons).

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Confidential

3.	The parties agree to observe the confidential information upon the completion of this Agreement. It does not apply to the following information:

1)       From a public source or domain recipient; or

2)       Use or disclosure from the third party without violation of the confidentiality agreement with the third party; or

3)       It is proved to have been developed independently or obtained by the party of the other party, or known by the party of the secret information from the other party; or

4)       A third party who is required for the execution of this agreement, but who is also subject to the same confidentiality obligation: or

5)       If it is disclosed by an order or requirement or law, such disclosure shall not constitute a breach of this agreement, provided that the party required to disclose the confidential information shall immediately notify the other party and shall assist the other party to obtain the necessary protection order or protection measures under the current legal system.

4.	The period of the confidentiality obligation in this article shall be valid for ten years from the date of disclosure or knowledge, and the validity of this article shall not be lost due to the failure to formation, cancellation, invalidation, termination or rescission of this agreement.

Article 9: Intellectual property rights

1.	Any technical data, special technology, design, business secrets, information, data, and other intelligent property, business secrets, copyright, patent rights, trademarks or any other protected intellectual property rights under the purpose of the study shall be owned by the party.

2.	The intellectual property rights arising from the implementation of the Agreement shall be completed by Party A (whether Party B provides any assistance or not), and Party A shall have the relevant intelligent property rights and application rights; the developer (whether Party A provides any assistance or not), and Party B shall have the relevant intellectual property rights and application rights. If both parties jointly complete it, or it cannot be confirmed by either party, both parties shall jointly own the relevant intellectual property rights and application rights. In case of any need to apply for the registration or registration of copyright, patent rights or other legal rights in any region, unless party B agrees otherwise, party A shall apply for the application in the name of both parties and register as a joint owner. The expenses for application and maintenance shall be paid equally by both parties, but Party B agrees to pay all the expenses due to the insufficiency, and the relevant documents and instructions shall be approved by Party B in advance.As for common wisdom property rights, if party A did not apply for the intellectual property rights, the party B notice still shall not be the applicant, as party A agreed to its common part unconditional abandon to party B, party B to apply, party A shall not to the application right or the wisdom of the property rights for any claim.

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3.	In addition to the common intellectual property rights, any patent right, copyright and other intellectual property rights developed based on the intellectual property rights generated by the Institute after the termination of this agreement shall be separately owned by such party and may independently apply for the protection of the relevant intellectual property rights.

4.	Party A and Party B agree that the rights of joint ownership shall not authorize any third party to use or transfer to any third party without the written consent of the other party.

5.	This section applies to any intellectual property rights arising prior to the expiration of this agreement or early termination during the execution of this Agreement.

6.	If either party has a paper or work published based on the intellectual property right of the joint venture, both parties shall be named.

7.	Based on the needs of the cooperation project, Party A shall provide any registered intellectual property right to Party B for use, but only Party B shall use it in the cooperative research project.

Article 10: No guarantee liability

Party A agrees and acknowledges that Party B shall not be liable for any infringement of the patent rights, copyright, business secrets, or other intellectual property rights caused by the use, implementation, restructuring, modification of the results of the study, or the manufacture, assembly or sale of the products of the research results. Party B does not guarantee the liability of the products manufactured or sold by Party A after using, implementing and modification of the research results, nor does it guarantee the patent ability, availability and possibility of commercialization of the research results. If the third party charges Party B of infringing upon its intellectual property rights and other rights, Party A shall assist Party B in the defense and defense free of charge.

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Article 11: Liability ceiling

If Party B is responsible for the loss or damage to Party A, it shall be liable for the research cost set in Article 5 hereof.

Article 12: Liaison and management

Any notice or request herein shall be served in writing on the premises and persons (hereinafter referred to as the "host") and the person shall be deemed to have been served on the parties.

To Party A: Host name: Zhaohong Chen

To Party B: Host name: Yifang Zheng

Article 13: Agreement period

This agreement, when signed by both parties, shall be effective from the date of commencement of Article 2 of this agreement to the date of expiration of the study period. If the parties otherwise agree with or have other circumstances agreed herein, it may be extended according to the actual circumstances.

Article 14: Termination of the agreement

One party hereto may terminate the other party on any of the following circumstances:

1.	If a party refuses or fails to perform its obligations as agreed herein or has a material breach, it shall correct within 30 days by written notice, and fails to correct within the time limit; or

2.	Party A will declare or have declared bankruptcy; or conduct liquidation according to law; or transfer its assets to creditors; or assign its assets to the property manager; or

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3.	Party A's business activities are collected, suspended or intervened by the government or other units or organizations.

Except for the above provisions, this agreement shall be terminated by the parties hereto.

Article 15: Termination effect of the agreement

If any party considers that the continuation of the study cannot achieve the intended purpose, either party shall stop the execution of the Agreement in writing to terminate the agreement from the date of termination and submit the part of the research funds from Party A to return the research funds to Party A without interest, or request the research expenses that have not been paid to Party B according to the execution schedule, and Party B shall submit the completed and completed research results to Party A.

Article 16: Force Majeure clause

Any party shall not be liable for any breach of agreement in the event of God, government order, riot, war, strike, fire, flood, explosion, court order, or any event not under the reasonable control of the party. The implementation period of the Agreement shall be extended according to the duration of the force majeure period, but the extension shall not exceed three months. If it exceeds three months, this agreement shall certainly be terminated.

Article 17: Transfer

Without the written consent of the other party, neither party shall assign all or part of its rights and obligations under this agreement to any third party.

Article 18: Contract integrity

The annexes attached hereto constitute the entire provisions of this agreement and supersedes all relevant oral or written communications, agreements or representations of the parties previously made hereunder.

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Article 19: Jurisdiction courts and quasi law

Regarding the dispute arising from the execution of this agreement, the parties agree to take the Taiwan Taipei District Court as the jurisdiction court of first instance. The parties agree that this agreement shall be subject to the laws of the Republic of China.

Article 20: Amendment of the agreement

This agreement shall be modified or amended in writing by the consent of both parties. Any article or part of this agreement deemed invalid shall not affect the validity of the other provisions.

Article 21: Number of agreement copies

The original and duplicate copies of this agreement are made in duplicate, and each party holds the second original and the second copy.

Promiser

Party A: Advanced Biomed Inc. (Taiwan)

Representative: Yi Lu /s/ Yi Lu (Seal)

Address: No.689-87, Xiaodong Road, Yongkang District, Tainan City

Unified number: 54566067

Party B: Taiwan Semiconductor Research Institute of National Applied Research Laboratories

Representative: Jiasong Qiu /s/Jiasong Qiu (Seal)

Address: No.26 Zhanye 1st Road, Science and Industry Park, Xinzhu City

Unified number: 80778283

August 1, 2022

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